SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 19, 2015

ROYALE ENERGY, INC.
(Exact name of registrant as specified in its charter)

California	0-22750	33-02224120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3777 Willow Glen Drive
El Cajon, CA 92108
(Address of principal executive office)
Issuer's telephone number:  (619) 881-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                      Submission of Matters to a Vote of Security Holders

On November 19, 2015, Royale Energy, Inc., held a special meeting of shareholders for the purpose of considering two amendments to the Company’s amended and restated articles of incorporation for the purpose of:

(1)	amending Royale Energy’s articles to increase the number of authorized shares of its common stock from 20 million shares to 30 million shares; and

(2)
amending the articles to effect, at the discretion of the board of directors, a reverse stock split of all the outstanding shares of its common stock at a ratio of not less than 1-for 1.5 and not greater than 1-for-5 shares.

Both proposed amendments were adopted by the affirmative vote of more than 93% of the shareholders present and voting.  The amendments to the articles of incorporation were also adopted by a majority of the total number of shares entitled to vote on the amendments, as required by the California Corporation Code.  The voting results were as follows:

	Votes For	Votes Against	Abstentions	Broker Non-Votes	Percentage of Total Outstanding Shares Voting For
Increasing Authorized Shares	12,391,976	803,435	22,997	130,905	79.82%
Reverse Stock Split	13,399,763	894,895	55,652	-	79.87%

These amendments were recommended by Royale Energy’s board of directors to address deficiencies in the company’s compliance with NASDAQ Capital Market (“NASDAQ”) listing rules.  On October 6, 2015, Royale Energy, Inc., received a letter from the NASDAQ Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the company that the Staff has determined that the Company has not regained compliance with the minimum $2.5 million stockholders’ equity for continued listing set forth in Listing Rule 5550(b)(1).1  Royale Energy has requested a hearing on the delisting notice before the NASDAQ Listing Qualifications panel.  The increase in the number of authorized shares of common stock will permit the company to raise additional capital from sales of common stock.  The company has filed a registration statement on Form S-3, which became effective with the SEC on May 20, 2015, to sell securities sufficient to raise net stockholder’s equity to a level above $2.5 million.

NASDAQ’s continued listing requirements also provide that our common stock must maintain a closing bid price in excess of $1.00 per share.  Our common stock has not maintained a minimum bid price of $1.00 per share since July 17, 2015.  If we fail to achieve compliance within 180 calendar days from the date of such notification, we may be delisted.  The board of directors recommended the reverse stock split to address this deficiency.  Following approval of the reverse stock split, the board of directors has the discretion to implement the reverse stock split or to not effect the reverse stock split at all. The board currently intends to effect the reverse stock split unless it determines that doing so would not have the desired effect of maintaining the listing of our common stock on NASDAQ. If the trading price of our common stock increases without the reverse stock split, the reverse stock split may not be necessary. Following the reverse stock split, if implemented by the board, there can be no assurance that the market price of our common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split or that the market price of the post-split common stock can be maintained above $1.00. There also can be no assurance that our common stock will not be delisted from NASDAQ for other reasons.

These amendments to the articles of incorporation will become effective upon filing with the Secretary of State of California.  The board of directors will not authorize the filing of the second amendment, effecting a reverse stock split, unless and until the board has made a final determination to implement the split and has determined the exact ratio of the reverse split to be effected. The text of the amended and restated articles of incorporation, including the amendments, is contained in Exhibit 3.1 filed with this Current Report on Form 8-K.

1 The Staff had previously notified the Company that it did not comply with this listing requirement on June 4, 2015, and had granted the Company’s request for an extension until October 5, 2015, to regain compliance with this requirement.

Item 9.01                      Exhibits

Exhibit 3.1                      Amended and Restated Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: November 20, 2015	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President, Chief Financial Officer and Secretary